Exhibit 10.31
Settlement Agreement (“Vaststellingsovereenkomst”)
The undersigned:

(1)	LIBERTY GLOBAL B.V., a Dutch company with limited liability, having its registered office at Schiphol-Rijk, The Netherlands, hereinafter the “Company”;
and

(2)	Mr. DIEDERIK KARSTEN, born on 6 November 1956, an officer of the Company, hereinafter the “Executive” and/or ‘he/his’;
each hereafter to be referred to as a “Party” and together called the “Parties”.
Whereas

a)
The Executive has been employed by the Company since 1 July 2004, most recently on the basis of an employment agreement for an indefinite period of time, dated 11 January 2011 (the “Employment Agreement”) in the position of Executive Vice President and Chief Commercial Officer of the Company and of Liberty Global plc., the indirect parent of the Company (“Liberty Global”). The Executive also serves as the WOR-bestuurder of the Company;

b)
The Parties have agreed that the Executive will resign as an officer of Liberty Global and the Company and affiliates as from the date of signing of this Agreement, unless otherwise mutually agreed by the Parties to this Agreement; provided, however, that the Executive will continue as a supervisory board member of VodafoneZiggo Group B.V.;

c)	For the purpose of the application of the Social Plan (as defined below), the Notification Date will be considered as 31 October 2018;

d)
For the purpose of the application of the Social Plan, the Gross Monthly Salary (i.e. the “last-earned fixed gross monthly salary on the Notification Date, excluding 8% holiday allowance, bonus, allowances for overtime, shift or on-call work, lease car and/or any other allowances (if any)”) for the Executive will be considered to be €63,580.25;

e)	The Executive has been given the opportunity to duly consider this Agreement and its consequences and was provided with the possibility to obtain expert advice;

f)	As a result, the Parties have jointly agreed as follows:

Parties agree as follows:

1.
This Agreement is in line with the provisions agreed between the Company and the Works Council of the Company set forth in the “Social Plan Liberty Global BV” as valid from 1 July 2018 until 31 December 2019 (the “Social Plan”), unless specifically deviated therefrom herein. Capitalized words used herein and not otherwise defined, shall have the meaning as defined in the Social Plan. In case of conflict between the provisions of this Agreement and the provisions of the Social Plan, the provisions of this Agreement will prevail.

2.	The Employment Agreement between the Company and the Executive shall terminate on 1 July 2019 (the “Termination Date”).

3.
The Executive shall be released from duties as from the date of signing of this Agreement and up to and including the Termination Date (the "Release Period”), albeit that the Executive will continue in his role as supervisory board member of VodafoneZiggo Group B.V. and will remain available to - upon request by the Company or any of its affiliates - (a) assist in the proper hand-over of work to other executives who will be assigned the duties previously performed by the Executive and/or (b) provide consulting.

4.
At any time or from time to time following the date of signing of this Agreement, upon the request of the Liberty Global General Counsel, the Executive shall resign from any and all offices and directorships held in the Company, Liberty Global or affiliates. At any time or from time to time following the date of signing of this Agreement, at the request of the Liberty Global General Counsel, the Executive will execute each and every instrument considered necessary to effectuate or confirm such resignations and/or any de-registrations in any companies registers.

5.
The Company shall use its best efforts to have the competent corporate bodies of any affiliate, including VodafoneZiggo Group B.V., take any and all corporate actions as may be necessary to discharge the Executive, subject to the condition that no facts and circumstances will become known to the relevant corporate body of such affiliate(s) after the date of issuing such discharge, which would have been ground for not granting such discharge, as per the first opportunity after the date of signing of the Agreement and no later than the next relevant shareholders meeting of such company in which the Executive held office and/or directorships and before the Termination Date. The Executive will, at the latest as per the Termination Date, receive from the Global General Counsel written confirmation when such discharge has been granted in accordance with this Agreement.

6.
Liberty Global currently maintains D&O insurance in respect of the appointments as executive or non-executive directors and officers of Liberty Global and its subsidiaries, subject to the terms of such insurance. The Company represents that the Executive is and remains covered by the current directors’ and officers’ liability insurance.

7.
Subject to the conditions reflected in this Agreement, upon the Termination Date, the Executive will be entitled to compensation in the amount of EUR 3,560,494.00 gross (the ''Severance''), which figure shall be considered to be in full satisfaction of any severance/compensation entitlements under the Social Plan and shall also be considered to inter alia include the statutory severance (transitievergoeding) and a payment in lieu of notice and which shall also be considered to be in full satisfaction of all (other) claims the Executive may have pursuant to the Employment Agreement, to the extent no specific arrangements on such claims have been reflected in this Agreement.

8.
Subject to the Executive being entitled to the Severance, the net equivalent of the Severance will be paid within four (4) weeks after the Termination Date, to the bank account of the Executive as known by the Company.

9.
The Executive shall receive regular salary and benefits, unless explicitly stated otherwise in this Agreement but excluding any company credit cards, up to the Termination Date, albeit that any bonus entitlements will be considered substituted by the arrangements included in this Agreement.

10.
In addition to the Severance, the outstanding balance of vacation days accrued up until the start of the Release Period will be paid out to the Executive at the same time as the Severance. Any vacation days accrued during the Release Period shall be deemed taken on the Termination Date and shall not be paid.

11.
The Executive acknowledges that there are no oral arrangements regarding employment conditions between the Executive and the Company, which deviate from the employment conditions as laid down in written agreements, signed by both Parties. In the event of contradiction between such other written agreements and this Agreement, the provisions of this Agreement shall prevail.

12.	The Company shall arrange for a customary final settlement of accounts (wettelijke eindafrekening), within one month after the Termination Date.

13.
The Executive shall be entitled to bonus over the pending calendar year 2018, as may be earned pursuant to the terms of the bonus plan and using an APR multiplier of x1, payable in March 2019. The Executive’s election under Liberty Global’s 2018 Shareholding

Incentive Plan (the “2018 SHIP”) shall apply to the payment of such earned bonus, if any. The Executive shall not be entitled to any bonus over the calendar year 2019.

14.	The Company will at the end of the employment relationship act in accordance with the applicable laws and regulations in respect of the pension provisions.
Equity

15.
The exercise and vesting of any the restricted share units and share appreciation rights granted by Liberty Global to the Executive (collectively, the “awards”) outstanding and vested as of the Termination Date shall be done in accordance with the terms of the applicable incentive plan and agreement evidencing the respective award. In particular, the Parties agree that the retirement provisions, if any, stated in such plan or award agreement shall apply. Furthermore, in consideration of a lump sum payment equal to USD 1,250,000, the Executive agrees that any vested Share Appreciation Rights that are outstanding on the Termination Date must be exercised within one year from the Termination Date.

16.
The Performance Share Units (“PSU”) granted in both 2016 and 2017 (“Liberty GO PSUs”) will be not be subject to forfeiture. Any Liberty GO PSUs not subject to forfeiture will continue to be governed by the Incentive Plan Documents, including, for the sake of clarity, the Individual Performance criteria and the vesting schedule of such PSUs.

17.
The PSUs granted in 2018 (“2018 PSUs”) will be subject to a prorated reduction in forfeiture of 75%, meaning 25% of the 2018 PSUs will be forfeit, subject to Compensation Committee’s approval and subject to performance by the management team under the terms of the applicable Plan. Any 2018 PSUs not subject to forfeiture will continue to be governed by the Incentive Plan Documents, including, for the sake of clarity, the Individual Performance criteria and the vesting schedule of such PSUs.

18.
The RSU Premium issued under the 2018 SHIP will pro rata vest on the Termination Date, provided that until that date, the Executive holds all, and in no way encumbers, transfers or sells any of the bonus shares, as per the 2018 SHIP.

19.
The Executive agrees that the provisions of the foregoing paragraphs under “Equity” related to the treatment of the Executive’s various awards and PSUs as described herein are in full satisfaction of any and all rights the Executive may have or claim under the applicable incentive plan or agreement evidencing the respective award or PSU.

Miscellaneous

20.
The Company contributes to the reasonable costs of the legal fees on the side of the Executive up to a maximum of € 800 (exclusive of VAT). That contribution is not exchangeable for cash. The Executive shall submit the original invoice from the legal services provider (addressed to the Executive) through iBuy before the Termination Date.

21.
The Company will provide the Executive with outplacement support or training if the Executive so requests. To make such request, the Executive should inform the People department without delay, in any event no later than within five (5) business days following signing of this Agreement. If the Executive opts for outplacement, the Company will make outplacement support available for the duration of maximum six (6) months. The outplacement support must be completed within six (6) months after the Termination Date latest. If the Executive opts for a training course, the Company contributes to these costs up to a maximum amount of € 2,500 (excluding VAT). No later than the Termination Date the training must be approved in writing by the Company’s People department, booked and the invoice from the training vendor should be provided. The Executive shall submit the original invoice from the training provider via iBuy.

22.
No later than at the start of the Release Period, the Executive shall return to the Company in good condition all items, including written documents and any further copies thereof, and other Company property, such as credit cards, keys, citrix token, public transport-card (if applicable), and computer (albeit with exception of the Company lease-car), which the Executive has obtained or shall obtain from the Company or any of its affiliates.

23.
The Executive is allowed to continue the use of the Company lease-car, as currently put at Executive’s disposal, up to the Termination Date, under the terms and conditions currently applicable to such use. The Executive shall return the Company lease-car and appurtenances, as well as the mobile phone and sim-card and petrol card all in good (working) condition, at the latest on the last working day before the Termination Date to the Company’s Facilities department. The Company hereby waives the outstanding amount of the own contribution (eigen bijdrage) of the lease contract from the Termination Date until the end of the lease period. The Company will assist in the transfer of the mobile telephone number in the name of the Executive as per the Termination Date.

24.
The Executive warrants that the balance of the T&E card (if any) will be zero as of the start of the Termination Date. Any balance of/on the T&E card will be included as a deductible in the final settlement of accounts.

25.
All contractual restrictions/restrictive covenants, including without limitation those included in the Company’s Code of Business Conduct and other applicable policies and procedure, the non-competition restrictions as laid down in article 10 of the Employment Agreement, the non-solicitation restrictions as laid down in article 11 of the Employment Agreement and the confidentiality clause as laid down in article 8 of the Employment Agreement as well as all associated penalty provisions, will remain in full force and effect. In addition, during the continuance of the Employment Agreement or at any time after the Termination Date, the Executive shall behave in a professional manner.

26.
Both before and after the Termination Date, Parties shall conduct themselves with respect to the other Party within the confines of normal good behavior. The Executive will not, in any way, defame or disparage the Company, its affiliates, including Liberty Global, or the employees, officers or directors thereof, and the Company will not, in any way, defame or disparage the Executive.

27.
The Executive confirms that he has disclosed to the Company all facts, matters and circumstances that may reasonably be relevant for the Company in view of the Employment Agreement and this Agreement. This statement is made by the Executive as per the date of signing of this Agreement and will be deemed reiterated as per the Termination Date. Accordingly, the Executive has to ensure that the Company is properly informed about all facts, matters and circumstances that may reasonably be relevant for the Company in view of the Employment Agreement and this Agreement.

28.
The Company will make a best effort to grant the Executive, upon specified written request, reasonable access to documentation of the Company, where such documentation is still available under data retention laws, and where the release of such documentation would not conflict with the rights of others, strictly relating to his duties, as mentioned above or other (earlier) position(s) he held for the Company and/or related group companies, if and when such information is needed to preserve his legal position in cases where he may be heard and or implicated or held liable in files he was involved in or responsible for, and such access is not restricted or prohibited by law and/or no relevant regulator/relevant authority or competent court of law objects to or prohibits such access. The Executive agrees to cooperate fully with and to make himself available to the Company and its affiliates concerning any business or legal matter about which he has knowledge during his employment to the extent needed to preserve the Company’s or any of its affiliate’s legal position in cases and such cooperation is not restricted or prohibited by law and/or no relevant regulatory/relevant authority or competent court of law objects to or prohibits such access.

29.	The Company will make available Mr. Fries to act as reference, in case of request to do so by the Executive.

30.
In case of the Executive’s death before the Termination Date, the legal heirs of the Executive shall be entitled to all the payments and benefits including but not limited to the Severance payment and the rights to equity as provided in this Agreement. Any cash payment in this regard shall be paid within one month after the death of the Executive in the bank account of the Executive known to the Company.

31.
The Parties acknowledge and agree that due to the Executive’s position with Liberty Global, this Agreement will be filed by Liberty Global with the U.S. Securities and Exchange Commission (“SEC”) and summaries of the terms and conditions of this Agreement will be disclosed by Liberty Global in its filings with the SEC, all as required by the rules and regulations of the SEC.

32.
Parties confirm that they have discussed and addressed all matters and circumstances that are relevant to the termination of the Employment Agreement through this Agreement. Provided that the provisions of this Agreement will have been fulfilled, the Parties hereby in advance grant each other full and final discharge in respect of, and explicitly waive, any and all (further) claims, demands, causes of action, rights and/or entitlements they (may) have pursuant to the Employment Agreement and/or the termination thereof, including any claims, demands, causes of action, rights and/or entitlements the Executive has or may have against the Company’s executives/directors and/or against (executives/directors of) affiliates of the Company, albeit with the exception of any claims the Company may have (a) in respect of damage to the Company equipment and/or the Company lease-car and (b) in respect of any breach by the Executive of any restrictive covenants that will remain in force.

33.
By signing this Agreement, the Executive expressly declares that (a) the Executive has been given time and opportunity to duly review and consider this Agreement and its terms, and to obtain expert advice, (b) the Executive has a good and thorough understanding of the substance and consequences of the Agreement, and (c) the Executive agrees to the substance and consequences of the Agreement. The Executive further confirms that he has not concealed any facts and/or circumstances that could reasonably be considered to be important for the Company in view of this Agreement.

34.
Pursuant to article 7:670b Dutch Civil Code, the Executive is entitled to rescind this Agreement, without stating any reason, by means of a written statement addressed to Liberty Global’s Chief People Officer at ablair@libertyglobal.com with a copy to Liberty Global’s General Counsel at bhall@libertyglobal.com, within 14 days calculated as from the date this Agreement has been signed by the Executive. Notwithstanding the foregoing entitlement to rescind this Agreement, and to the extent relevant in deviation from any relevant provisions in the Dutch Civil Code, the Parties hereby waive their respective rights to rescind this Agreement or have this Agreement rescinded, irrespective of the nature of the breach of contract (tekortkoming in de nakoming).

35.
In the event that a court deems any provision of this Agreement to be null and void or otherwise non-binding, the other provisions of this Agreement shall remain in full force and effect, and the Parties will renegotiate the provision that has been found non-binding with a view to match the terms of this Agreement.

36.	This Agreement is to be considered a settlement agreement pursuant to articles 7:900 and subsequent of the Dutch Civil Code.

37.
This Agreement is exclusively governed by Dutch law, with the exception of the provisions relating to Equity, which shall be considered governed by the laws of the State of Colorado (USA) or the laws of England and Wales as the case may be.

Thus signed in Schiphol-Rijk: on 15 January 2019:
Liberty Global B.V.,    Executive:
duly represented by:

/s/ Bryan H. Hall    /s/ Diederik Karsten
___________________    ______________________
Bryan H. Hall    Diederik Karsten
Attorney in-Fact